Exhibit 99.1

N E W S R E L E A S E

For Immediate Release	Contact: Press – Julie Henderson 310-369-0773
Dan Berger 310-369-1274

NEWS CORPORATION DIRECTORS ELECTED

October 21, 2011 – Los Angeles, CA – Following its Annual Meeting of Stockholders today, News Corporation announced that all Directors were elected, the advisory vote was in favor of executive compensation, and the other management proposals were approved. The floor proposal regarding an independent Chair of the Board was not approved.

Voting results are being finalized and will be filed with the SEC early next week.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of June 30, 2011 of approximately US$62 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

For more information about News Corporation, please visit www.newscorp.com

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1211 AVENUE OF THE AMERICAS — NEW YORK, NEW YORK 10036 — newscorp.com